ACQUISITION AGREEMENT

by and between

CEI ACQUISITION, LLC

and

MICROFIELD GROUP, INC.

relating to the purchase and sale of
all of the capital stock of

CHRISTENSON ELECTRIC, INC.

Dated as of November 27, 2007

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated November 27, 2007 (“Agreement”), is by and between CEI Acquisition, LLC, an Oregon limited liability company (“Purchaser”), and Microfield Group, Inc., an Oregon corporation (“Seller”).

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock and any other equity interest whatsoever (collectively, the “Shares”) in the Christenson Electric, Inc., an Oregon corporation (“Company”) as more particularly set forth on Schedule 1 hereto;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 8.16.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

Section 1.1              Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

Section 1.2              Purchase Price.  The aggregate purchase price for all of Seller’s Shares (the “Purchase Price”) shall be the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000); plus or minus the following:

(a)           Net Intercompany Payables.  Minus any increase in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from      September 29, 2007 to Closing, or plus any decrease in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from September 29, 2007 to Closing (“Intercompany Payables”).

(b)           Office Equipment.  Minus the fair value of any office equipment, as set forth on Schedule 2, transferred from the Company to Seller or its Affiliates from September 29, 2007 to Closing.

Section 1.3              Manner of Payment of Purchase Price.

(a)           Closing Payment.  At the Closing, Purchaser shall pay the Purchase Price in readily available funds by wire transfer or otherwise, plus or minus any adjustments to the Purchase Price pursuant to Section 1.2(a)and Section 1.2(b)(the “Closing Payment”).

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(b)           Manner of Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed or accompanied by valid stock powers duly executed in proper form for transfer.

Section 1.4             Time and Place of Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of White & Lee, LLP, 805 S.W. Broadway, Suite 2440, Portland, OR 97205, as soon as reasonably practicable following satisfaction of the conditions set forth in Article V of this Agreement.  The date the Closing occurs is herein referred to as the “Closing Date.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IIare true and correct, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in the appropriate section or subsection of this Article II; provided, however, given that the primary principal of Purchaser, A. Mark Walter (“Walter”), has been the president of the Company since July of 2005, Seller shall not be in breach of any representation or warranty in this Agreement for any provision that Walter, or any of the managers of the Company, knows or reasonably should know is inaccurate or incomplete.

Section 2.1             Organization of Company.  The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Oregon and has full corporate power and authority to own or lease all of its respective properties and assets and to carry on the Business as it is now being conducted.  Seller has delivered to Purchaser a complete and correct copy of its articles of incorporation, bylaws and any other of its organizational documents.  Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof.

Section 2.2             Authorization of Transaction.  Seller and the Company have full power and authority to perform their or its respective obligations hereunder.  This Agreement and the agreement, instruments and certificates executed pursuant thereto constitute valid and legally binding obligations of Seller, enforceable in accordance with its respective terms and conditions.  The Disclosure Schedule sets forth all known notices, filings, authorizations, consents, or approvals needed from any government or governmental agency or “Third Party” to consummate the transactions contemplated by this Agreement (“Third Party Consents”).

Section 2.3             Noncontravention.  To Seller’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, (ii) violate any provision of the articles of incorporation or bylaws of the Seller or of the Company, (iii) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject, or (iv) result in the creation or imposition of any Encumbrance upon the Shares or any property of the Company.  No Action, suit, or Proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the Shares and to control the Company, or (iv) have a Material Adverse Effect on the Company.

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Section 2.4              Broker’s Fees.  Neither the Company nor Purchaser will have any liability or obligation to pay any fees or commissions to any broker, finder, or agent engaged by Seller or its Affiliates (excluding the Company and Purchaser) with respect to the transactions contemplated by this Agreement.

Section 2.5              Capitalization.  The authorized capital stock of the Company consists of 500 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding and held by Seller.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

Section 2.6              Shares.  Seller holds of record and owns beneficially the Shares free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.  At Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company, and as a result of this Agreement, Purchaser shall be the record and beneficial owner of all capital stock of the Company, free of all Encumbrances.

Section 2.7              Subsidiaries.  The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.  The Company does not have any obligation or contractual right to acquire any equity participation in any corporation, partnership, trust, or other business association.  The Company is not party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any other corporation, partnership, trust, or other business association.

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Section 2.8              Financial Statements.  Attached hereto as Exhibit A is a compiled balance sheet, profit and loss statement, and statement of changes in equity dated as of September 29, 2007 and for the nine-month period immediately preceding such date (the “Interim Financial Statements”).  The Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as of the date thereof and for the respective period covered thereby.  The financial position of the Company at Closing shall not be materially different from what is shown in the Interim Financial Statements.

Section 2.9              Events Subsequent to Interim Financial Statements.  To Seller’s knowledge, since the Interim Financial Statements, there has not been any event that has had a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, since that date, and except as set forth in the attached Disclosure Schedule:

(a)           the Company has not accelerated, terminated, made material modifications to, or canceled any material agreement, Contract, lease, or license to which the Company is a party or by which it is bound;

(b)           the Company has not created any Encumbrance upon any of its assets, tangible or intangible;

(c)           the Company has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(d)           there has been no change made or authorized in the articles of incorporation or bylaws of the Company;

(e)           the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(f)           there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company; and

(g)           the Company has not committed to do any of the foregoing.

Section 2.10           Undisclosed Liabilities.  To Seller’s knowledge, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth in the Interim Financial Statements.

Section 2.11           Tax Matters.  The Company is not an “S” corporation within the meaning of Section 1361(a) of the Internal Revenue Code (the “Code”), nor has it been since Seller acquired all of its capital stock.  Except as set forth on the Disclosure Schedule, the Company has filed all federal and state income tax returns when due, and there are no unpaid liabilities or obligations (including penalties) for any income tax returns that are due but have not been filed.  The Company is not a party to and is not bound by any tax sharing, tax indemnity or similar agreement.  There are no liens or encumbrances for any income tax that is due and payable prior to the Closing Date upon any asset of the Company or the Company’s capital stock.  There are no claims or investigations by the Internal Revenue Service or any other tax authority pending or, to the knowledge of Seller, threatened against the Company for any past due income taxes.  To Seller’s knowledge, the Company has not participated in any tax shelter described in Section 6111 of the Code and the Treasury Regulations thereunder or any transaction that is or was required to be registered or disclosed under Sections 6111 and/or 6011 of the Code and Treasury Regulations thereunder.

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Section 2.12           Corporate Records.  The corporate records and minute books of the Company, all of which have been provided to Purchaser, contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Company, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of the Company for the period of time that Seller owned the Company’s capital stock.  All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed.  The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Company are complete, accurate and current.

Section 2.13            Litigation.  The Company is not (i) subject to any outstanding injunction, judgment, Order, decree, ruling, or charge or (ii) a party, or to Seller’s knowledge, threatened to be made a party to any Action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator.

Section 2.14            Real Property; Tangible Property.

(a)           The Company owns no real property.

(b)           The Disclosure Schedule describes all leases or agreements to lease under which the Company leases any real or immovable property (collectively, the “Leases”).  The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately set out in the Disclosure Schedule.  Complete and correct copies of the Leases have been provided to Purchaser.

Section 2.15            Guarantees.  The Company is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person or entity.

Section 2.16            Certain Business Relationships with the Company.  Seller does not own any material asset, tangible or intangible, which is used in the Business.  All Intercompany Payables are accurately reflected on the Disclosure Schedule.

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Section 2.17            Employment Matters.

(a)           There are no existing or, to Seller’s knowledge, threatened, labor strikes or labor disputes, grievances, controversies or other labor troubles affecting the Company or the Business.

(b)           The Company has complied with all applicable laws, rules, regulations and Orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation, except where the failure to comply would not have a Material Adverse Effect on the Company.  There are no outstanding charges or complaints against the Company relating to unfair labor practices or discrimination or under any legislation relating to employees.

Section 2.18            Employee Benefit and Pension Plans.

(a)           Except as listed in the Disclosure Schedule, the Company does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of its employees.

(b)           The Disclosure Schedule also lists the general policies, procedures and work-related rules in effect with respect to employees of the Company, whether written or oral, including but not limited to policies regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.  (The plans, programs, policies, practices and procedures listed in the Disclosure Schedule are collectively called the “Benefit Plans”).  Complete and correct copies of all documentation establishing or relating to the Benefit Plans listed in the Disclosure Schedule or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three (3) years prior to the date hereof have been provided to Purchaser.

(c)           The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and state legislation, and all reports, returns and filings required to be made thereunder have been made.  Such pension plans have been administered in accordance with their terms and the provisions of applicable law.  Each pension plan has been funded in accordance with the requirements of such plans based on actuarial assumptions which are appropriate to the employees of the Company and the Business.  Based on such assumptions, there is no unfunded liability under any such pension plan.  No changes have occurred since the date of the most recent actuarial report provided to Purchaser in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Company has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report.  No funds have been withdrawn by the Company from any such pension plan or other Benefit Plans.

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(d)           There are no pending claims by any employee covered under the Benefit Plans or by any other Person or entity which allege a breach of fiduciary duties or violation of applicable law or which may result in liability to the Company and, to the best of the knowledge of Seller, there is no basis for such a claim.  There are no employees or former employees of the Company who are receiving from the Company any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Company is a party.

Section 2.19            Shareholders’ Agreements, etc.  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

Section 2.20            Bank Accounts and Authorizations.  The Disclosure Schedule contains a list of all safe deposit boxes and bank accounts of the Company and the names of all Persons or entities having access or signing authority and of all powers of attorney given by the Company.

Section 2.21            Insurance.  The Disclosure Schedule contains a list of all insurance policies (including the name of the insurer, policy number, amount of coverage, type of insurance, expiry date and details of pending claims) maintained by the Company in respect of its assets, business operations, directors, officers and employees.  True and correct copies of all such insurance policies have been delivered to Purchaser.  All such insurance policies are valid and enforceable and in full force and effect.  The Company is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim within the appropriate time therefor.  There are no circumstances under which the Company would be required to or, to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given.  The Company has not received notice from any of the insurers regarding cancellation of such insurance policy.  The Company has not received notice from any of its insurers denying any outstanding claims that could have a Material Adverse Effect on the Company during the six (6) month period prior to the Closing of this Agreement.

Section 2.22            Disclosure.  No representation or warranty made by Seller or the Company in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that each statement contained in this Article III is true and correct as of the date hereof:

Section 3.1             Corporate Existence of Purchaser.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 3.2             Authority.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the members of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and upon the execution and delivery by the Company and Seller, constitutes, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

Section 3.3             No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents of Purchaser; (b) conflict with or result in a violation or breach of any law or Order applicable to Purchaser or any of its assets and properties; except as could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to consummate the transactions contemplated hereby or to perform any of its obligations hereunder; or (c) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject.

Section 3.4             Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the due execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5             Legal Proceedings.  There are no Orders outstanding and no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise to impair the ability of Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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Section 3.6             Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which, by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares will be acquired for investment for Purchaser’s own account and not with a view to the distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws.

Section 3.7             Disclosure of Information; Due Diligence.  Purchaser represents and acknowledges that it has been solely responsible for its own “due diligence” investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment.  Purchaser represents that it has had an opportunity to ask questions of and receive answers from Seller regarding the Company and the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.

Section 3.8             Investment Experience; Accredited Investor Status.  Purchaser is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  Purchaser represents it has not been organized for the purpose of acquiring the Shares.  Purchaser understands that the Securities have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Company on such exemptions is predicated upon the accuracy of Purchaser’s representations and warranties in this Article III.  Purchaser is familiar with Regulation D promulgated under the Act and is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Section 3.9             As-Is Where-Is.  Purchaser has had the opportunity to review and inspect the business of the Company.  Other than the representations and warranties provided by Seller, Purchaser is purchasing the stock of the Company and the Company on an “As-Is Where-Is” basis with all faults.

Section 3.10            U.S. Bank Obligation.  Purchaser represents that the entire obligation owed to U.S. Bank by the Company, which is guaranteed by Seller, will be paid off at, or prior to the Closing, by Purchaser.

Section 3.11            Leases. Purchaser will comply with the terms and conditions of the Company’s lease obligations and assumes all obligations pursuant to said leases.

ARTICLE IV
COVENANTS OF SELLER AND PURCHASER

Section 4.1             Resignations.  On the Closing Date, Seller shall cause to be delivered to Purchaser, except with respect to Walter, duly signed resignations, effective as of the Closing, of all members of the boards of directors of their positions as directors and of all officers of their positions as officers of the Company.

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Section 4.2             Mutual Nondisparagement.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and their Affiliates shall not make or cause to be made any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is inimical to, the other party or any of its Affiliates, including without limitation any statements or actions with the Company’s employees and contractors.

Section 4.3             Mutual Confidentiality.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and its Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any information regarding the Company or the terms of this Agreement.  The obligation of the parties under this Section 4.2shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.3; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the party seeking to disclose information shall notify the other as early as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure.  The authorization to disclose set forth in this Section does not apply to the extent non-disclosure is necessary to comply with securities laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.

Section 4.4             Public Announcements.  Seller and Purchaser shall not disseminate any non-public information in any press release or other announcement concerning the transactions contemplated by this Agreement except as otherwise required by any applicable law, including without limitation filings required by the federal securities laws, or court order, provided, however, that Seller and Purchaser shall be permitted to make public announcements if the parties consult and agree in good faith with the other concerning the contents of any public announcements made prior to making such disclosure.

Section 4.5             Third Party Consents.  Seller shall cause the Company, and Purchaser shall cooperate and assist, to obtain Third Party Consents prior to Closing.

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Section 4.6             Employee Matters.

(a)           Without affecting Purchaser’s rights to terminate an employee of the Company following the Closing Date, it is Purchaser's current intention to cause the Company to retain substantially all of the current employees of the Company following the Closing.

(b)           Nothing contained herein, express or implied, is intended to: (i) create any third party beneficiaries hereto or in any other way confer on any Person other than the parties hereto or their respective successors and assigns, any rights remedies obligations or liabilities under this Agreement, or (ii) limit the discretion of Purchaser and the Company to amend or terminate any plan, policy or employment practice of the Company any time following the Closing.

Section 4.7             Tax Matters.

(a)           Preparation and Filing of Returns.  Prior to Closing, Seller shall use commercially reasonable efforts to prepare or cause to be prepared and file or cause to be filed all state and federal income tax returns of the Company for all taxable periods ending before Closing, except such returns which are not due (the “Returns”).  If the Returns are not filed before the Closing, Seller shall continue to use commercially reasonable efforts to cause the Returns to be filed in a timely manner.  Purchaser shall be afforded the opportunity to review such Returns prior to filing.  To the extent Purchaser reasonably believes there is a material misstatement in any such Return, and Purchaser can provide definitive proof of the misstatement, Seller shall not file such Return until the material misstatement is corrected.  Seller’s obligation to file the Returns is suspended during the time in which the parties are attempting to resolve in good faith any disagreement about the contents of the Returns.

(b)           338(h)(10) Election.  Purchaser may request that the Company and Seller make elections under Section 338(h)(10) of the Internal Revenue Code, or other, similar sections of the Internal Revenue Code (and regulations promulgated thereunder) if it is determined by the parties that such election will not have any adverse impact on Seller.

(c)           Cooperation.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s Taxes.  Purchaser and Seller shall provide each other with the information that either party is required to report pursuant to Section 6043 of the Code.

(d)           Payment of Transfer Taxes and Fees.  Seller shall pay Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser and Purchaser’s Affiliates including, following the Closing, the Company with respect to such Transfer Taxes.  Seller and Purchaser shall cooperate to ensure that all necessary documentation and Returns are filed with respect to any such Transfer Taxes.

(e)           Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date the Company shall not be obligated to make any payment to Seller, Affiliate of Seller, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

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Section 4.8             Cooperation.  Purchaser and Seller shall cooperate fully , and to the extent reasonably requested by the other party, in connection with any securities filings or other public company compliance issues that may arise after consummation of the transactions contemplated by this Agreement.  Operating personnel costs above and beyond normal operating costs determined to be needed by Purchaser at the time of the cooperation, shall be borne by Seller as determined by a Shared Services Agreement, which the parties agree to negotiate and execute in good faith as soon as practical.  The Shared Services Agreement shall also cover, among other things, allocation of rent and office expenses incurred during the time in which the Seller utilizes Purchaser’s office space and resources and shall be in a form that is substantially similar to past practices and will have a term of no longer than three (3) months from the Closing.

Section 4.9             Shareholder Meeting.  Seller shall hold a shareholder meeting for the approval of the Acquisition (the “Shareholder Meeting”) as soon as possible following the execution of this Agreement.  Seller’s Board of Directors shall recommend to shareholders to vote “for” the Acquisition.  Seller shall use its reasonable best efforts to cause the holders of a majority of the outstanding shares of Seller’s capital stock to enter into a Voting Agreement attached hereto as Exhibit C (the “Voting Agreement”) and to cause a quorum to be present at the Shareholder Meeting.

Section 4.10           Employee Stock Options.  At or prior to Closing, Seller shall take all action so that all outstanding stock options issued by Seller to the Company’s employees and contractors shall be, effective upon Closing, fully exercisable and not subject to any further vesting or other contingencies (other than payment of the purchase price for such option), and such options shall remain exercisable for a period of not more than sixty (60) days following the Closing Date; however, this section does not apply to any of Seller’s Board members as of the Closing.

Section 4.11           No Shop.  Commencing on November 27, 2007, and ending upon termination of this Agreement, Seller and the Company, through Seller’s investment banker or otherwise, shall not solicit offers or proposals to purchase substantially all of the assets of the Company, a controlling interest in the capital stock of the Company or any other transaction concerning the voting control or ownership of the Company (an “Offer”).  If Seller or its agents receive any communication concerning an Offer, Seller shall immediately transmit such communication to Purchaser.

Section 4.12           Seller’s Assignment of Rights and Purchaser’s Assumption of Obligations.  Effective as of Closing, Seller assigns and transfers to Purchaser, and Purchaser assumes, all its obligations, right, title and interest in and to and arising from that certain Agreement and Plan of Merger by and among Microfield Group, Inc., CPS Acquisition Co., Christenson Electric, Inc. and CEAC, Inc. dated as of July 20, 2005.  The parties acknowledge that the consent of the other parties to such agreement may be required to effectuate such assignment, and to the extent any other party endeavors to provide such consent, Seller shall cooperate to provide the assignment contemplated by this Section 4.12.

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Section 4.13           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, Seller shall cause the Company to (i) conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve intact its business organization, financial condition, and relationships with third parties, and to keep available the services of its employees, and (ii) manage and maintain its working capital and financial condition at levels reasonably consistent with its historic seasonally adjusted working capital and financial condition.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 5.1              Obligations of Both Parties.  The obligations of both parties to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           Orders and Laws.  There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(b)           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, shall have expired or been terminated.

Section 5.2             Obligations of Purchaser.  The obligations of Purchaser to purchase the Shares pursuant to Article I are subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Seller and the Company in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such parties at or before the Closing.

(c)           Third Party Consents and Releases.  The Third Party Consents to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement), shall have been obtained and shall be in full force and effect.  There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any Third Party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing and any applicable waiting period under any applicable federal law shall have expired.

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(d)           Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of the Company other than Walter, certifying to the satisfaction of the conditions set forth in Section 5.2(a) and Section 5.2(b)(the “Officer’s Certificate”).

(e)           Secretary’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of the (i) the Company’s articles of incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Seller, as the Company’s sole shareholder, authorizing the transactions contemplated hereby.

(f)           Bank Accounts.  Seller shall have caused each of the bank accounts set forth on the Disclosure Schedule to have been duly assigned and transferred to Purchaser as of the Closing.

(g)           Seller’s Assets.  All assets and equipment personally owned by Seller which are used by the Company or necessary for the conduct of the Business shall have been transferred to the Company pursuant to a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”).

(h)           Absence of Litigation or Threat of Litigation.  There shall be no pending or threatened claim, investigation, Action, suit or Proceeding of any kind against the Company as of the Closing that could have a Material Adverse Effect on the Company.

Section 5.3             Obligations of Seller.  The obligations of Seller to sell the Shares pursuant to Article Iare subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Seller in their sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Purchaser in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

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ARTICLE VI
CLOSING DELIVERIES

Section 6.1              Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI.  All documents which Seller deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents which Purchaser delivers shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

Section 6.2              Purchaser’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1and Section 5.2,Purchaser shall execute and/or deliver the following to Seller:

(a)           the Closing Payment;

(b)           Purchaser’s Certificate.  Purchaser shall have delivered to Seller a certificate dated the Closing Date and executed by a manager or authorized member of Purchaser, certifying to the satisfaction of the conditions set forth in Section 5.3(a) and Section 5.3(b).

(c)           Without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.3              Seller’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1 and Section 5.3, Seller shall execute or deliver to Purchaser all of the following:

(a)           certificates representing all outstanding Shares, duly endorsed or with duly executed stock powers attached;

(b)           physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Seller;

(c)           the minute books and stock records of the Company;

(d)           the written resignations effective as of the Closing Date of such directors and officers of the Company as requested by Purchaser to resign;

(e)           the consents of third parties to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement);

(f)           Officer’s Certificate;

(g)           Secretary’s Certificate;

(h)           Interim Financial Statements; and

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(i)           without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.4             Joint Deliveries.  At the Closing, Seller and Purchaser shall execute and deliver the following:

(a)           Mutual Release of Intercompany Claims; and

(b)           Voting Agreement.

ARTICLE VII
INDEMNIFICATION

The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

Section 7.1              Survival of Representations and Warranties.  All representations and warranties made in this Agreement will survive the Closing of this Agreement, except that any Party to whom a representation or warranty has been made in this Agreement will be deemed to have waived any misrepresentation or breach of the representation or warranty if the Party had knowledge of such breach before the Closing.  The representations and warranties in this Agreement will terminate one (1) year after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potential indemnifying party before such expiration date.

Section 7.2              Indemnification by Seller.

(a)           Extent of Indemnification.  Seller hereby agrees to indemnify and to hold the Purchaser and its Affiliates, successors and assigns (“Purchaser’s Indemnified Persons”) harmless from and against any and all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees (collectively, “Damages”) arising out of or related to:

(i)           Any breach or inaccuracy of any representation or warranty of the Seller made in this Agreement or any Related Document; or

(ii)           Any failure by the Seller to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or

(b)           Notice of Claim.  If any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser will promptly give written notice to the Seller concerning such claim and the Seller will, at no expense to the Purchaser, defend the claim.

(c)           Limit on Indemnification.  The Seller will not be required to indemnify the Purchaser for an amount that exceeds $2,300,000.

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Section 7.3              Indemnification by Purchaser.  The Purchaser agrees to defend, indemnify, and hold harmless the Seller, its Affiliates, successors and assigns (“Seller’s Indemnified Persons”) from and against all Damages arising out of or related to:

(a)           Any breach or inaccuracy of any representation or warranty of the Purchaser made in this Agreement or any Related Document;

(b)           Any failure by the Purchaser to perform any covenant required to be performed by the Purchaser pursuant to this Agreement or any Related Document; or

(c)           Any claim against a guarantee made by Seller that was made for the benefit of the Company unless the Seller has not otherwise agreed in writing to continue as guarantor after the Closing.

Section 7.4             Defense of Claim by Purchaser.  If any claim is asserted against the Seller that would give rise to a claim by the Seller against the Purchaser for indemnification under the provisions of this Article VII, then the Seller will promptly give written notice to the Purchaser concerning such claim and the Purchaser will, at no expense to the Seller or the Company, defend the claim.

Section 7.5              Limits on Indemnification.  Notwithstanding the foregoing, the liability of the Seller or the Purchaser under Section 7.2 and Section 7.3will be subject to the following limitations:

(a)           Seller’s Liability.  The liability of the Seller pursuant to Section 7.2 is limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date.

(ii)           The maximum aggregate amount of the Seller’s liability is the amount set forth in Section 7.2(c).

(iii)           The Seller will not have any indemnification obligation with respect to the first $25,000 of Damages of the Purchaser’s Indemnified Persons as a group unless Damages of the Purchaser’s Indemnified Persons as a group equal or exceed such amount, in which case the Seller’s obligations under Section 7.2 will include the amount of Damages in excess of such amount.

(b)           Purchaser’s Liability.  The Purchaser’s obligations pursuant to Section 7.3 are limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date;

(ii)           The maximum aggregate amount of the Purchaser’s liability is $2,300,000; and

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(iii)           The Purchaser will not have any indemnification obligation with respect to the first $25,000 of Damages of the Seller’s Indemnified Persons as a group unless Damages of the Seller’s Indemnified Persons as a group equal or exceed such amount, in which case the Purchaser’s obligations under Section 7.3 shall include the amount of Damages in excess of such amount.

Section 7.6              Indemnification Procedure.

(a)           Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be subject to the indemnification provisions of Section 7.6(a)(collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have fifteen (15) days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to Section 7.6(a)and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iii)           If, within fifteen (15) days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third-Party Claim.  The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense.  If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement, and, in that case the settlement may not be undertaken without such approval.  As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim.  Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

(iv)           If the indemnifying party does not provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or to undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

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(v)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

(b)           Claims Other than Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under Section 7.6, other than Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have thirty (30) days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice.  If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(iii)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Termination.  At any time prior to Closing, this Agreement may be terminated as follows:

(a)           By Purchaser.  This Agreement may be terminated by Purchaser if (i) Seller breaches any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Purchaser of written notice of such breach, (ii) if the Board of Directors of Seller withdraws, modifies or changes its recommendation that its shareholders approve the Acquisition, or if the approval of the shareholders is not obtained at the Shareholder Meeting, or (iii) the Board of Directors of Seller does not approve this Agreement by November 30, 2007.

(b)           By Seller.  This Agreement may be terminated by Seller’s written notice to Purchaser if (i) Purchaser breaches any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach.

(c)           Mutual Consent.  This Agreement may be terminated by the mutual consent of Seller and Purchaser.

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Section 8.2             Notices.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Purchaser, to:
CEI Acquisition, LLC
111 SW Columbia Ave., Suite 480
Portland, Oregon 97201
Attention: A. Mark Walter
Facsimile: (503) 419-3333

with required copies to:
Jon R. Summers
White & Lee LLP
805 SW Broadway, Suite 2440
Portland, Oregon 97205
Facsimile: (503) 419-3001

If to Seller, to:
Microfield Group, Inc.
111 SW Columbia Ave., Suite 400
Portland, Oregon 97201
Attention: Randy Reed
Facsimile: (503) 419-3333

With a required copy to:
Jonathan A. Bennett
Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, Oregon 97205
Facsimile: (503) 224-7324

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 8.3             Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

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Section 8.4              Expenses.  Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, Purchaser will pay its own costs and expenses (including all legal and accounting fees and expenses), and Seller will pay their and the Company’s costs and expenses (including all legal and accounting fees and expenses), incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby and thereby.   If the Company is sold to a third party and not to Purchaser or if Seller’s Board of Directors does not approve this Agreement by November 30, 2007, Seller shall promptly pay all costs, fees and other expenses, including attorney fees, of Purchaser.

Section 8.5              Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that without such consent, Purchaser may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Purchaser of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 8.6              Governing Law.  This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Oregon, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Oregon or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Oregon.

Section 8.7              Attorneys’ Fees.  In the event of any controversy or claim arising under this Agreement, the prevailing party in such controversy or claim shall be entitled to reimbursement from the non-prevailing party of attorneys’ fees and costs reasonably incurred by such prevailing party in the resolution of such controversy or claim.

Section 8.8              Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures by facsimile or other electronic methods.

Section 8.9              No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

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Section 8.10           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition.  All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 8.11            Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12           Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.13           Specific Performance.  Purchaser and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 8.14           Board Approval.  Seller’s obligations under this Agreement are subject to final approval by the Board of Directors of Seller.

Section 8.15           Disclosure Schedules.  Seller will prepare the Disclosure Schedules by December 10, 2007.

Section 8.16           Certain Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 8.16.

“Act” has the meaning assigned in Section 3.6.

“Acquisition” has the meaning assigned in Section 1.1.

“Actions” or “Proceedings” means any action, suit, proceeding, arbitration or governmental or regulatory authority investigation.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Benefit Plans” has the meaning assigned in Section 2.18.

“Bill of Sale” has the meaning assigned in Section 5.2(g).

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“Business” means the Company’s business of electrical contracting services and the sale of related electrical and technology products.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of Oregon, or any other day on which the principal offices of either Seller or Purchaser are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning assigned in Section 1.4.

 “Closing Date” has the meaning assigned in Section 1.4.

“Closing Payment” has the meaning assigned in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning assigned in the recitals of this Agreement.

“Contract” or “Contracts” means any written or oral contract, agreement or understanding between two or more parties.

“Damages” has the meaning assigned in Section 7.2(a).

“Disclosure Schedule” has the meaning assigned in the forepart of Article II.

“Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

 “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by Seller; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

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“Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Hazardous Substances” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

 “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

 “Intellectual Property Rights” means all rights, if any, existing now or in the future under patent law, copyright law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, trade secret law, trademark law, domain name law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all applications for registration, registrations, letters patent, renewals, extensions, divisions, continuations, reissues, and restorations thereof, now or hereafter in force and effect anywhere in the world.

“Intercompany Payables” has the meaning assigned in Section 2.16.

“Interim Financial Statements” has the meaning assigned in Section 2.8.

“Leases” has the meaning assigned in Section 2.14(b).

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or to become due).

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“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts) and other reasonable expenses of litigation or other proceedings with respect to any claim, default or assessment.

 “Material Adverse Effect” shall mean a material adverse effect on the Business, operations, results of operations, financial condition, assets, liabilities and sales of the Company; provided, however, that a Material Adverse Effect shall not include (i) any effect or change, including changes in national, international, or regional conditions, relating to or affecting the industries in which the Company, its customers or suppliers do business, (ii) changes or possible changes in foreign, federal, state or local laws, statutes or regulations, or (iii) the loss of any customers or suppliers solely as a result of any announcement relating to the transactions contemplated under this Agreement..

“Officer’s Certificate” has the meaning assigned in Section 5.2(d).

“Order” means any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority (in each such case whether preliminary or final).

“Party” or “Parties” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any governmental or regulatory authority.

“Person” or “Persons” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Purchaser’s Indemnified Persons” has the meaning assigned in Section 7.2(a).

“Purchase Price” has the meaning assigned in Section 1.2.

“Purchaser” has the meaning assigned in the forepart of this Agreement.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Returns” has the meaning assigned in Section 4.7(a).

“Seller” has the meaning assigned in the forepart of this Agreement.

“Seller’s Indemnified Persons” has the meaning assigned in Section 7.3.

“Shareholder Meeting” has the meaning assigned in Section 4.9.

25 - ACQUISTION AGREEMENT

“Shares” has the meaning assigned in the recitals of this Agreement.

“Tax” or Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any monetary obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Third Party” means any Person (including, but not limited to, a governmental or regulatory authority) not an Affiliate of the other referenced Person or Persons.

“Third-Party Claims” has the meaning assigned in Section 7.6(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Voting Agreement” has the meaning assigned in Section 4.9.

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26 - ACQUISTION AGREEMENT

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PURCHASER:

CEI Acquisition, LLC

Signature:
A. Mark Walter
Managing Member

SELLER:

Microfield Group, Inc.

Signature:
Rodney M. Boucher
Chief Executive Officer

27 - ACQUISTION AGREEMENT

Schedule 1

Shares

Shareholder	Certificate No.	No. of Shares

Microfield Group, Inc.	25	100

1 - SCHEDULE 1

Disclosure Schedule

1 - DISCLOSURE SCHEDULE

Exhibit A

Interim Financial Statements

1 - EXHIBIT A

Exhibit B

Bill of Sale

1 - EXHIBIT B

Exhibit C

Voting Agreement

1 - EXHIBIT C